Registration No. 333-139359

Free Writing Prospectus

Filed pursuant to Rule 433

FINAL TERMS

FIXED RATE/FLOATING RATE NOTES DUE 2010

                Terms and Conditions:

Issuer:	Royal Bank of Canada
Trade Date:	June 1, 2007
Settlement Date:	June 8, 2007
Maturity:	June 8, 2010
Par Amount:	U.S.$1,250,000,000
Ranking:	Senior
Coupon:

5.442% per annum during the period from and including the Settlement Date to and including June 6, 2008 (the “fixed rate period”); three-month USD LIBOR (Reuter's page LIBOR01) plus 0.02% per annum during the period from and including June 7, 2008 to but excluding the Maturity date (the “floating rate period”)

Public Offering Price:	100.000%
Net Proceeds:	U.S.$1,250,000,000
Interest Payment Dates:

On June 6, 2008 for interest accrued in respect of the fixed rate period, and on the 8th day of each September, December, March, and June of each year during the floating rate period, commencing September 8, 2008, with adjusted modified following business day convention

Interest Rate Determination Dates:	For the floating rate period, two London business days prior to the start of each Interest Payment Date
Day Count:	Actual/360 during the fixed rate period; Actual/360 during the floating rate period
Minimum Denomination / Multiples:	$1,000/ multiples of $1,000 in excess thereof
Underwriting
Sole Book Manager:	Citigroup Global Markets Inc.
Joint Lead:	RBC Capital Markets Corporation
CUSIP:	78008EJT5

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407.